Exhibit 99.1

City Office REIT Reports First Quarter 2021 Results

VANCOUVER—May 7, 2021—City Office REIT, Inc. (NYSE: CIO) (the “Company,” “City Office,” “we” or “our”) today announced its results for the quarter ended March 31, 2021.

First Quarter Highlights

•	Rental and other revenues were $39.5 million. GAAP net income attributable to common stockholders was approximately $47.0 million, or $1.07 per fully diluted share;

•	Core FFO was approximately $14.5 million, or $0.33 per fully diluted share;

•	AFFO was approximately $11.2 million, or $0.26 per fully diluted share;

•	Collected over 99% of first quarter contractual base rent;

•	Same Store Cash NOI increased 5.0% in the first quarter as compared to the same period in 2020;

•	In-place occupancy closed the quarter at 90.5%;

•	Executed approximately 208,000 square feet of new and renewal leases during the quarter;

•	Closed the disposition of the Cherry Creek property in Denver, Colorado for a gross sale price of $95.0 million and generated a gain on sale of approximately $47.4 million;

•	Declared a first quarter dividend of $0.15 per share of common stock, paid on April 23, 2021; and

•	Declared a first quarter dividend of $0.4140625 per share of Series A Preferred Stock, paid on April 23, 2021.

Highlights Subsequent to Quarter End

•	Waived due diligence conditions on a $43.3 million acquisition of two properties in the Sorrento Mesa submarket of San Diego, California.

“Over the last 12 months, we have executed on a number of important capital allocation and operational initiatives, ranging from a share repurchase program to increasing cash flow at our properties through the signing of major new leases and renewals at higher rents,” commented James Farrar, the Company’s Chief Executive Officer. “These successes are starting to flow through to the bottom line and be visible in our per share results. This quarter we experienced growth in Core FFO per share, AFFO per share and Same Store Cash NOI, both compared to last quarter and to the first quarter of 2020.”

“We are increasingly optimistic about the improving utilization of office space in the second half of 2021. Tenant planning for a return to the office has been assisted by higher rates of vaccination and a reopening of schools across our markets. Our focus for the balance of 2021 continues to be on increasing cash flow per share by unlocking value in our existing portfolio and finding additional pathways for growth.”

A reconciliation of certain non-GAAP financial measures, including FFO, Core FFO, AFFO, NOI, Same Store NOI, Same Store Cash NOI, Adjusted Cash NOI and their equivalent per share measures, to the most directly comparable financial measure under U.S. generally accepted accounting principles (“GAAP”) can be found at the end of this release.

Portfolio Operations

The Company reported that its total portfolio as of March 31, 2021 contained 5.5 million net rentable square feet and was 90.5% occupied.

The Company collected over 99% of contractual base rent for the three months ended March 31, 2021.

Net Operating Income was approximately $25.4 million and Adjusted Cash NOI (CIO share) was approximately $25.1 million for the first quarter of 2021.

Same Store Cash NOI increased 5.0% for the three months ended March 31, 2021 as compared to the same period in the prior year.

Investment and Disposition Activity

During the first quarter, the Company completed the sale of its Cherry Creek property in Denver, Colorado at a gross sale price of $95.0 million. The disposition closed on February 10, 2021 and generated a gain on sale of approximately $47.4 million. The three-building, 356,000 square foot campus was 100% occupied by the State of Colorado at the time of sale with approximately 5.3 years of remaining lease term. The transaction represented an in-place capitalization rate of approximately 5.8%.

Subsequent to quarter end, the Company entered into a purchase and sale agreement for the acquisition of two properties in the Sorrento Mesa submarket of San Diego, California. The acquisition, if completed, would be highly complementary to the development potential of the Company’s life science holdings. The purchase price is $43.3 million and the Company has waived due diligence conditions. The transaction is expected to close in May 2021, subject to customary closing conditions. Further details on the potential acquisition can be found in the Company’s May 2021 investor presentation under the “Investor Relations” section of the Company’s website at www.cioreit.com.

Leasing Activity

The Company’s total leasing activity during the first quarter of 2021 was approximately 208,000 square feet, which included 72,000 square feet of new leasing and 136,000 square feet of renewals. Approximately 194,000 square feet of leases signed within the quarter will commence subsequent to quarter end.

New Leasing – New leases were signed with a weighted average lease term of 6.7 years at a weighted average annual rent of $29.48 per square foot and at a weighted average cost of $5.68 per square foot per year.

Renewal Leasing – Renewal leases were signed with a weighted average lease term of 6.6 years at a weighted average annual rent of $29.46 per square foot and at a weighted average cost of $3.02 per square foot per year.

Of note, the Company completed 93,000 square feet of leasing with a tenant at the Carillon Point property in Tampa, Florida, comprised of an eight-year, 78,000 square foot renewal commencing in September 2021 and a 15,000 square foot expansion commencing upon completion of the expansion space and no later than March 2022. The starting renewal rate is 2.5% higher than the current rate, in line with the expiring rate and is subject to 2.5% annual increases thereafter.

During the quarter, a 133,000 square foot tenant at the SanTan property in Phoenix, Arizona whose lease was set to expire on August 31, 2024 accelerated its lease maturity by two years. The tenant will continue to pay full rent through August 31, 2022. Subsequent to quarter end, the Company received a $3.8 million termination payment from the tenant representing approximately half of the remaining base rent that would otherwise have been payable between September 1, 2022 and August 31, 2024. $0.1 million of this termination income was recognized in the Company’s first quarter results.

Capital Structure

As of March 31, 2021, the Company had total principal outstanding debt of approximately $576.1 million. Approximately $471.1 million, or 81.8%, of the Company’s outstanding debt was fixed rate. When factoring in the $50 million term loan as fixed rate debt due to an interest swap, approximately 90.5% of the Company’s debt was effectively fixed rate. City Office’s total principal outstanding debt had a weighted average maturity of approximately 4.7 years and a weighted average interest rate of 3.7%.

In February 2021, the Company repaid its $83 million Midland Life Insurance loan that was set to expire in May 2021, which was secured by three of the Company’s properties.

Dividends

On March 23, 2021, the Company’s board of directors approved and the Company declared a cash dividend of $0.15 per share of the Company’s common stock for the three months ended March 31, 2021. The dividend was paid on April 23, 2021 to common stockholders and unitholders of record as of April 9, 2021.

On March 23, 2021, the Company’s board of directors approved and the Company declared a cash dividend of $0.4140625 per share of the Company’s 6.625% Series A Preferred Stock for the three months ended March 31, 2021. The dividend was paid on April 23, 2021 to preferred stockholders of record as of April 9, 2021.

Revised 2021 Outlook

The Company is updating its full year 2021 guidance based on year-to-date performance and its expectations for the remainder of the year. 2021 Core FFO per diluted share expectations were increased primarily due to termination fee income, robust rental collection resulting in a reduction to the Company’s general provision for uncollectible rents and favorable variance in the timing of expected acquisitions.

Full Year 2021 Guidance	Previous		Updated
	Low	High	Low	High
Acquisitions	$0.0M	$100.0M	$43.3M	$100.0M
Dispositions	$95.0M	$95.0M	$95.0M	$95.0M
Net Operating Income	$95.0M	$97.0M	$98.5M	$100.5M
General & Administrative Expenses	$10.8M	$11.8M	$10.8M	$11.8M
2021 Core FFO per diluted share	$1.20	$1.24	$1.28	$1.31
Net Recurring Straight-Line Rent Adjustment	$1.0M	$2.0M	$1.0M	$2.0M
Same Store Cash NOI Change	0.5%	2.0%	1.0%	2.5%
December 31, 2021 Occupancy	89.0%	91.0%	88.5%	90.5%

Material Considerations:

1.

Acquisitions in the Low scenario reflects the $43.3 million acquisition under contract, which is expected to close in May 2021. Acquisitions in the High scenario assumes incremental acquisitions closing midway through the fourth quarter.

2.	Dispositions reflects the sale of the Cherry Creek property that occurred on February 10, 2021 for a gross sale price of $95.0 million. No other dispositions have been assumed in 2021.

3.	Termination fee income of $2.0 million related to a tenant at the SanTan property in Phoenix has been included in the 2021 guidance.

4.

The General and Administrative Expenses guidance includes approximately $2.6 million for stock-based compensation. Our Core FFO definition excludes stock-based compensation. Excluding stock-based compensation, General and Administrative Expenses guidance would have been $8.2 – $9.2 million.

5.	Annual weighted average fully diluted shares of common stock outstanding are assumed to be approximately 44.1 million. No share repurchases have been assumed.

The Company’s guidance is based on current plans and assumptions and subject to the risks and uncertainties more fully described in the Company’s filings with the United States Securities and Exchange Commission. This outlook reflects management’s view of current and future market conditions, including assumptions such as the pace of future acquisitions and dispositions, rental rates, occupancy levels, leasing activity, uncollectible rents, operating and general administrative expenses, weighted average diluted shares outstanding and interest rates. The Company reminds investors that the impacts of the COVID-19 pandemic are uncertain and impossible to predict. See “Forward-looking Statements” below.

Webcast and Conference Call Details

City Office’s management will hold a conference call at 11:00 am Eastern Time on May 7, 2021.

The webcast will be available under the “Investor Relations” section of the Company’s website at www.cioreit.com. The conference call can be accessed by dialing 1-866-262-0919 for domestic callers and 1-412-902-4106 for international callers.

A replay of the call will be available later in the day on May 7, 2021, continuing through 11:59 pm Eastern Time on August 7, 2021 and can be accessed by dialing 1-877-344-7529 for domestic callers and 1-412-317-0088 for international callers. The passcode for the replay is 10155757. A replay will also be available for twelve months following the call at “Webcasts & Events” in the “Investor Relations” section of the Company’s website.

A supplemental financial information package to accompany the discussion of the results will be posted on www.cioreit.com under the “Investor Relations” section.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT”) states FFO should represent net income or loss (computed in accordance with GAAP) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments of unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate.

The Company uses FFO as a supplemental performance measure because the Company believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out, changes in fair value of contingent consideration and the amortization of stock based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Adjusted Funds from Operations (“AFFO”) – We compute AFFO by adding to Core FFO the non-cash amortization of deferred financing fees and non-real estate depreciation and then subtracting cash paid for recurring tenant improvements, leasing commissions, and capital expenditures, and eliminating the net effect of straight-line rent / expense, deferred market rent and debt fair value amortization. Recurring capital expenditures exclude development / redevelopment activities, capital expenditures planned at acquisition and costs to reposition a property. We exclude first generation leasing costs within the first two years of our initial public offering or acquisition, which are generally to fill vacant space in properties we acquire or were planned at acquisition. We have further excluded all costs associated with tenant improvements, leasing commissions and capital expenditures which were funded by the entity contributing the properties at closing.

Along with FFO and Core FFO, we believe AFFO provides investors with appropriate supplemental information to evaluate the ongoing operations of the Company. Other equity REITs may calculate AFFO differently, and, accordingly, the Company’s AFFO may not be comparable to such other REITs’ AFFO.

Net Operating Income (“NOI”), Adjusted Cash NOI (CIO share) – We define NOI as rental and other revenues less property operating expenses. We define Adjusted Cash NOI as NOI less the effect of recurring straight-line rent / expense, deferred market rent, and any amounts which are funded by the selling entities and NCI in properties.

We consider NOI and Adjusted Cash NOI to be appropriate supplemental performance measures to net income because we believe they provide information useful in understanding the core operations and operating performance of our portfolio.

Same Store Net Operating Income (“Same Store NOI”) and Same Store Cash Net Operating Income (“Same Store Cash NOI”) – Same Store NOI and Same Store Cash NOI is calculated as the NOI attributable to the properties continuously owned and operated for the entirety of the reporting periods presented. The Company’s definition of Same Store NOI and Same Store Cash NOI excludes properties that were not stabilized during both of the applicable reporting periods. These exclusions may include, but are not limited to, acquisitions, dispositions and properties undergoing repositioning or significant renovations.

We believe Same Store NOI and Same Store Cash NOI is an important measure of comparison because it allows for comparison of operating results of stabilized properties owned and operated for the entirety of both applicable periods and therefore eliminates variations caused by acquisitions, dispositions or repositionings during such periods. Other REITs may calculate Same Store NOI and Same Store Cash NOI differently and our calculation should not be compared to that of other REITs.

Forward-looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company’s current beliefs as to the outcome and timing of future events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “approximately,” “anticipate,” “assume,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hypothetical,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or other similar words or expressions. There can be no assurance that actual forward-looking statements, including projected capital resources, projected profitability and portfolio performance, estimates or developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include those pertaining to expectations regarding our financial performance, including under metrics such as NOI and FFO, market rental rates, national or local economic growth, estimated replacement costs of our properties, the Company’s expectations regarding tenant occupancy, re-leasing periods, projected capital improvements, expected sources of financing, expectations as to the likelihood and timing of closing of acquisitions, dispositions, or other transactions, the expected operating performance of the Company’s current properties, anticipated near-term acquisitions and descriptions relating to these expectations, including, without limitation, the anticipated net operating income yield and cap rates, and changes in local, regional, national and international economic conditions, including as a result of the ongoing COVID-19 pandemic. Forward-looking statements presented in this press release are based on management’s beliefs and assumptions made by, and information currently available to, management.

The forward-looking statements contained in this press release are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to the factors, risks and uncertainties described above, changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors described in our news releases and filings with the SEC, including but not limited to those described in our Annual Report on Form 10-K for the year ended December 31, 2020 under the heading “Risk Factors” and in our subsequent reports filed with the SEC, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company does not guarantee that the assumptions underlying such forward-looking statements contained in this press release are free from errors. Unless otherwise stated, historical financial information and per share and other data are as of March 31, 2021 or relate to the quarter ended March 31, 2021. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

City Office REIT, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except par value and share data)

	March 31, 2021	December 31, 2020
Assets
Real estate properties
Land	$204,289	$204,289
Building and improvement	778,749	777,184
Tenant improvement	105,195	104,694
Furniture, fixtures and equipment	642	642

	1,088,875	1,086,809
Accumulated depreciation	(140,142)	(131,220)

	948,733	955,589

Cash and cash equivalents	14,890	25,305
Restricted cash	18,295	20,646
Rents receivable, net	32,199	32,968
Deferred leasing costs, net	18,194	16,829
Acquired lease intangible assets, net	39,641	44,143
Other assets	16,199	15,758
Assets held for sale	—	46,054

Total Assets	$1,088,151	$1,157,292

Liabilities and Equity
Liabilities:
Debt	$572,776	$677,242
Accounts payable and accrued liabilities	20,847	25,414
Deferred rent	7,248	7,295
Tenant rent deposits	4,653	4,801
Acquired lease intangible liabilities, net	5,644	6,035
Other liabilities	17,370	18,099
Liabilities related to assets held for sale	—	531

Total Liabilities	628,538	739,417

Commitments and Contingencies
Equity:
6.625% Series A Preferred stock, $0.01 par value per share, 5,600,000 shares authorized, 4,480,000 issued and outstanding as of March 31, 2021 and December 31, 2020	112,000	112,000
Common stock, $0.01 par value, 100,000,000 shares authorized, 43,397,117 shares issued and outstanding as of March 31, 2021 and December 31, 2020	433	433
Additional paid-in capital	480,106	479,411
Accumulated deficit	(132,556)	(172,958)
Accumulated other comprehensive loss	(1,291)	(1,960)

Total Stockholders’ Equity	458,692	416,926
Non-controlling interests in properties	921	949

Total Equity	459,613	417,875

Total Liabilities and Equity	$1,088,151	$1,157,292

City Office REIT, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Rental and other revenues	$39,516	$40,122
Operating expenses:
Property operating expenses	14,118	14,694
General and administrative	2,801	2,783
Depreciation and amortization	14,415	14,953

Total operating expenses	31,334	32,430

Operating income	8,182	7,692
Interest expense:
Contractual interest expense	(6,243)	(6,362)
Amortization of deferred financing costs and debt fair value	(330)	(324)

	(6,573)	(6,686)
Net gain on sale of real estate property	47,400	—

Net income	49,009	1,006
Less:
Net income attributable to non-controlling interests in properties	(192)	(182)

Net income attributable to the Company	48,817	824
Preferred stock distributions	(1,855)	(1,855)

Net income/(loss) attributable to common stockholders	$46,962	$(1,031)

Net income/(loss) per common share:
Basic	$1.08	$(0.02)

Diluted	$1.07	$(0.02)

Weighted average common shares outstanding:
Basic	43,397	54,458

Diluted	44,043	54,458

Dividend distributions declared per common share	$0.150	$0.150

City Office REIT, Inc.

Reconciliation of Net Income to Net Operating Income and Adjusted Cash NOI

(Unaudited)

(In thousands)

Three Months Ended March 31, 2021
Net income	$49,009
Adjustments to net income:
General and administrative	2,801
Contractual interest expense	6,243
Amortization of deferred financing costs and debt fair value	330
Depreciation and amortization	14,415
Net gain on sale of real estate property	(47,400)

Net Operating Income (“NOI”)	$25,398
Net recurring straight-line rent/expense adjustment	(12)
Net amortization of above and below market leases	103

Portfolio Adjusted Cash NOI	$25,489
NCI in properties – share in cash NOI	(425)

Adjusted Cash NOI (CIO share)	$25,064

City Office REIT, Inc.

Reconciliation of Net Income to FFO, Core FFO and AFFO

(Unaudited)

(In thousands, except per share data)

Three Months Ended March 31, 2021
Net income attributable to common stockholders	$46,962
(+) Depreciation and amortization	14,415
(-) Net gain on sale of real estate property	(47,400)

13,977
Non-controlling interests in properties:
(+) Share of net income	192
(-) Share of FFO	(342)

FFO attributable to common stockholders	$13,827

(+) Stock based compensation	645

Core FFO attributable to common stockholders	$14,472

(+) Net recurring straight-line rent/expense adjustment	(12)
(+) Net amortization of above and below market leases	103
(+) Net amortization of deferred financing costs and debt fair value	327
(-) Net recurring tenant improvements and incentives	(734)
(-) Net recurring leasing commissions	(2,063)
(-) Net recurring capital expenditures	(858)

AFFO attributable to common stockholders	$11,235

FFO per common share	$0.31

Core FFO per common share	$0.33

AFFO per common share	$0.26

Dividends distributions declared per common share	$0.150
FFO Payout Ratio	48%
Core FFO Payout Ratio	46%
AFFO Payout Ratio	59%
Weighted average common shares outstanding—diluted	44,043

City Office REIT, Inc.

Reconciliation of Rental and Other Revenues to Same Store NOI and Same Store Cash NOI

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2021	2020
Rental and other revenues	$39,516	$40,122
Property operating expenses	14,118	14,694

Net operating income (“NOI”)	$25,398	$25,428
Less: NOI of properties not included in same store	(1,377)	(2,068)

Same store NOI	$24,021	$23,360
Less:
Termination fee income	(177)	(380)
Straight-line rent/expense adjustment	(50)	(224)
Above and below market leases	128	44
NCI in properties – share in cash NOI	(425)	(416)

Same store cash NOI	$23,497	$22,384

City Office REIT, Inc.

Reconciliation of Net Income to Core FFO Guidance

(Unaudited)

(In thousands, except per share data)

	Full Year 2021 Outlook
	Low	High
Net income attributable to common stockholders	$42,950	$45,200
(+) Depreciation and amortization	59,000	58,000
(-) Net gain on sale of real estate property	(47,400)	(47,400)
(-) Non-controlling interests in properties	(650)	(650)

FFO attributable to common stockholders	$53,900	$55,150

(+) Stock based compensation	2,600	2,600

Core FFO attributable to common stockholders	$56,500	$57,750

FFO per common share	$1.22	$1.25

Core FFO per common share	$1.28	$1.31

Weighted average shares of common stock	44,100	44,100

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cioereit.com